UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

April 19, 2012
(Date of Report, Date of Earliest Event Reported)

Stage Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

1-14035
(Commission File Number)

NEVADA (State or Other Jurisdiction of Incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of Principal Executive Offices)	77025 (Zip Code)

(800) 579-2302
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)	Appointment of Principal Executive Officer

In General

On April 19, 2012, Michael L. Glazer was appointed President and Chief Executive Officer of the Company on a permanent basis.  He had served in those capacities on an interim basis since March 28, 2012.

Mr. Glazer is 64 years old.  He has been a Director since August 2001.  During that time he has served as Chairman of the Compensation Committee and as Chairman of the Corporate Governance and Nominating Committee.  He will remain a Director, but will no longer serve on Board committees as he is not deemed to be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines by virtue of his employment with the Company.

Mr. Glazer served as the President and CEO of Mattress Giant Corporation located in Addison, Texas, since October 2009.  From August 2005 to October 2009, he served as Managing Director of Team Neu, located in Pittsfield, Massachusetts.  From May 1996 to August 2005, Mr. Glazer served as President and Chief Executive Officer of KB Toys, Inc.  KB Toys, Inc. filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 14, 2004 and emerged from Chapter 11 in August 2005.  From April 1995 to January 1999, he also served as President of Big Lots, which owned KB Toys, Inc.  From March 1990 to January 1995, he served as President of the Bombay Company.  Mr. Glazer is a Director of CPI Corporation.   He also formerly served on the boards of Brookstone and Big Lots.

Mr. Glazer will continue to be paid a base salary of $850,000 per year.

Initial Equity Grants

    On April 19, 2012, the first day of his employment as President and Chief Executive Officer on a permanent basis, Mr. Glazer was granted the following equity awards:

•
73,333 Performance Shares, which will cliff vest after a three-year measurement performance cycle (the “Performance Cycle”) which began on the first day of the Company’s 2012 Fiscal Year (January 29, 2012) and ends on the last day of the Company’s 2014 Fiscal Year (January 31, 2015),

•	60,000 shares of Restricted Stock, which will vest on a pro-rata basis over four years (i.e., 25% per year) from the date of grant, and

•
33,333 additional shares of Restricted Stock, which will vest on a pro-rata basis over four years (i.e., 25% per year) from the date of grant and which will be associated with a 2-year non-compete agreement.

(e)	Compensatory Arrangements of Certain Officers

On March 28, 2012, the Compensation Committee of the Board of Directors of Stage Stores, Inc. (the “Company”) recommended, and the Board of Directors approved, the parameters for the Company's 2012 Senior Executive Incentive Bonus Plan (the “2012 Bonus Plan”).

A “Pre-Tax Earnings Parameter” of the bonus formula is weighted to determine sixty percent (60%) of the year-end bonus amount earned.

An “Individual Objectives Parameter” of the bonus formula is weighted to determine twenty percent (20%) of the year-end bonus amount earned and the measurement is based on four to six specific objectives related to the executive’s area of responsibility which supports the Company’s 2012 Financial Plan.

A “Comparable Store Sales Parameter” of the bonus formula is weighted to determine twenty percent (20%) of the year-end bonus amount earned and the measurement is based on fiscal year-end comparable store sales percent change, compared to the Company’s 2012 Performance Group, as identified in the Company’s 2012 Proxy Statement.

Under the 2012 Bonus Plan, the potential bonus payout, as a percentage of Mr. Glazer’s base salary at April 19, 2012, the date of his employment as President and Chief Executive Officer on a permanent basis, is as follows:

	Base	Bonus Range % (1)	Bonus Range $ (2)
Name and Title	Salary ($)	(Threshold/Target/Maximum)	(Threshold/Target/Maximum)

Michael Glazer
President & CEO	850,000	40-100-200	340,000-850,000-1,700,000

_________________________

(1)	Percentage of base salary
(2)
Amount to be paid will depend upon the extent to which the Company achieves the Pre-Tax Earnings, Individual Objectives and Comparable Store Sales parameters established by the Board of Directors.  Actual bonus payments will be prorated for Pre-Tax Earnings results between the threshold and maximum levels.   In order to earn any portion of the Comparable Store Sales payout, the Company must achieve 75% of the Pre-Tax Earnings target level.

Item 8.01	Other Events

       On April 19, 2012, the Company issued a News Release announcing the appointment of Michael Glazer as President and Chief Executive Officer on a permanent basis. A copy of the News Release is attached to this Form 8-K as Exhibit 99.1.

On April 23, 2012, the Company issued a News Release announcing the appointment of Steven Lawrence as Chief Merchandising Officer. A copy of the News Release is attached to this Form 8-K as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	News Release issued by Stage Stores, Inc. on April 19, 2012 announcing the appointment of Michael Glazer as President and Chief Executive Officer on a permanent basis.

99.2	News Release issued by Stage Stores, Inc. on April 23, 2012 announcing the appointment of Steven Lawrence as Chief Merchandising Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

April 25, 2012	/s/ Oded Shein
(Date)	Oded Shein
Chief Financial Officer